Exhibit 10.14
Board Compensation Policy
Approved 9/14/2007
•	Cash Compensation. For each full calendar year of participation on the Boards of Directors or Managers, as the case may be (the “Boards”), and Committees thereof (the “Committees”) of the Companies (as defined below), an Eligible Director (as defined below) will receive One Hundred Thousand Dollars ($100,000) per year, payable quarterly in arrears. Such cash compensation shall be paid to an Eligible Director as soon as reasonably practicable after the close of the applicable period. An Eligible Director shall receive no separate compensation for his or her service on the Committees.
•	Equity Compensation or Investment Opportunities. At the discretion of the Board of Directors of Varietal Distribution Holdings, LLC (or the Compensation Committee thereof), an Eligible Director may be granted the right to receive or purchase equity interests in Varietal Distribution Holdings, LLC in accordance with the Varietal Distribution Holdings, LLC 2007 Securities Purchase Plan, as amended from time to time, or such other plan or arrangement as adopted or approved by the Board of Directors of Varietal Distribution Holdings, LLC (or the Compensation Committee thereof) from time to time.
•	Partial Year Service. In the event that an Eligible Director’s service on the Boards or Committees commences or terminates after the beginning of a calendar year, such Eligible Director will only be entitled to receive a pro rata of his or her annual compensation under this Policy.
•	Reimbursement of Expenses. All members of the Boards, other than MDP Directors, shall be entitled to be reimbursed for reasonable travel, lodging and other expenses incurred in connection with their service on the Boards and the Committees.
•	Additional Definitions. For purposes of this Policy,
(A)	“Companies” shall collectively refer to Varietal Distribution Holdings, LLC, VWR Investors, Inc., VWR Funding, Inc. and VWR International, LLC.

(B)	“Eligible Director” shall mean a member of the Boards (i) who is neither an officer nor an employee of any of the Companies, and (ii) if there is then in effect a management services, consulting or other similar agreement between any of the Companies and a holder of equity interests in Varietal Distribution Holdings, LLC (or an affiliate of such a holder), who is not a Managing Director or Managing Partner of such a holder (or an affiliate of such a holder).

(C)	“MDP Director” shall mean a member of the Boards who is an employee or principal of Madison Dearborn Partners, LLC or an affiliate thereof.